SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: December 17, 1996



                                  CONSECO, INC.

                             State of Incorporation:
                                     Indiana

      Commission File Number                           IRS Employer Id. Number
            No. 1-9250                                      No. 35-1468632

                     Address of Principal Executive Offices:
                         11825 North Pennsylvania Street
                              Carmel, Indiana 46032

                                  Telephone No.
                                 (317) 817-6100

                         CONSECO, INC. AND SUBSIDIARIES





                                                       INDEX

                                                                                                       Page

Item 2.   Acquisition or Disposition of Assets.........................................................   3

Item 7.   Financial Statements and Exhibits
          (a)  American Travelers Corporation and Subsidiaries Unaudited
               Consolidated Financial Statements as of September 30, 1996,
               and for the nine months ended September 30, 1996 and 1995
                  Consolidated Balance Sheets...........................................................   5
                  Consolidated Statements of Income.....................................................   6
                  Consolidated Statements of Cash Flows.................................................   8
                  Consolidated Statements of Shareholders' Equity.......................................   9
                  Notes to Consolidated Financial Statements............................................   10

               American Travelers Corporation and Subsidiaries Audited
               Consolidated Financial Statements as of December 31,
               1995 and 1994, and for each of the three years ended
               December 31, 1995
                  Report of Independent Public Accountants ............................................   13
                  Consolidated Balance Sheets..........................................................   14
                  Consolidated Statements of Income....................................................   15
                  Consolidated Statements of Shareholders' Equity......................................   16
                  Consolidated Statements of Cash Flows................................................   17
                  Notes to Consolidated Financial Statements...........................................   18

          (b)  Pro Forma Consolidated Financial Information of Conseco, Inc. and Subsidiaries..........   30
                  Pro forma Consolidated Statement of Operations for the nine months
                     ended September 30, 1996 .........................................................   31
                  Pro forma Consolidated Statement of Operations for the year ended
                     December 31, 1995 ................................................................   33
                  Pro Forma Consolidated Balance Sheet as of September 30, 1996........................   35
                  Notes to Pro Forma Consolidated Financial Statements.................................   38


          (c)  Exhibits


                   2.6    Agreement and Plan of Merger dated as of August 25, 1996, by and between Conseco, Inc.
                          and American Travellers Corporation*

                  4.17    Credit Agreement dated November 22, 1996

                          * Previously filed with Form 8-K dated August 25, 1996.


                         CONSECO, INC. AND SUBSIDIARIES


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On December 17, 1996, Conseco, Inc. ("Conseco") completed its merger with American Travellers Corporation ("ATC"), in a transaction pursuant to which ATC was merged with and into Conseco, with Conseco being the surviving corporation (the "ATC Merger"). The ATC Merger was consummated pursuant to an Agreement and Plan of Merger dated as of August 25, 1996. In the ATC Merger, each outstanding share of ATC common stock was exchanged for .5836 of a share of Conseco's common stock determined based on the average of the closing price of Conseco common stock on the NYSE Composite Transactions Reporting System for the 10 trading days immediately preceding the second trading day prior to the ATC Merger. Conseco issued approximately 10.4 million shares of Conseco common stock or common stock equivalents with a value of $629 million to acquire ATC's common stock. In addition, Conseco assumed ATC's convertible subordinated debentures, which are convertible into approximately 4.0 million shares of Conseco common stock with a value of $239 million.


       The acquisition of ATC will be accounted for under the purchase method of accounting in the fourth quarter of 1996. Under this method, the cost to acquire ATC will be allocated to the assets and liabilities acquired based on fair values as of the date of the ATC Merger, with the excess of the total purchase cost over the fair value of the assets acquired less the fair values of the liabilities assumed recorded as goodwill.

                         CONSECO, INC. AND SUBSIDIARIES



ITEM 7(a).     Financial Statements and Exhibits

               (a)  American Travellers Corporation and  Subsidiaries
                    Unaudited Consolidated Financial Statements as of September 30, 1996, and for the nine months ended September 30, 1996 and 1995.


  AMERICAN TRAVELLERS COPRORATION AND SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS

                   (In thousands)                    (Unaudited)
                                                     September 30, December 31,
                                                         1996        1995
                                                         ----        ----

ASSETS
Investments-
  Bonds, available for sale, at fair value (cost      $689,646      $582,621
     $705,541 and $566,859)
  Mortgage loan                                            435           447
                                                       -------       -------
       Total investments                               690,081       583,068


Cash and cash equivalents                               12,205        70,214
Accrued investment income                                7,732         6,781
Premiums due and unpaid                                  7,431         7,027
Deferred acquisition costs                             168,691       144,767
Value of business acquired (accumulated
  amortization $14,759 and $12,619)                     10,861        12,846
Property and equipment, at cost ( accumulated
  depreciation $4,289 and $3,682)                        3,850         4,176
Other assets                                             6,761         7,262
                                                      --------      --------
       Total assets                                   $907,612      $836,141
                                                      ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Policy liabilities-
  Future policy benefit reserves                      $283,145     $247,562
  Claim reserves                                       240,582       210,073
  Unearned premium reserves                             62,613        60,477
                                                      --------      --------

       Total policy liabilities                        586,340       518,112

Other liabilities                                       10,892         7,785
Current and deferred income taxes                       26,148        35,939
6.5% convertible subordinated debentures               102,900       103,500
---                                                    -------       -------

       Total liabilities                               726,280       665,336


Shareholders' equity-
  Preferred stock, $.01 par value; 5,000,000 shares
    authorized; no shares issued                            --            --
  Common stock, $.01 par value; 50,000,000 shares
    authorized; 16,322,986 and
    16,053,105 shares issued, respectively                 163           161
  Capital in excess of par value                        64,282        59,961
  Net unrealized (loss)/gain on investments            (10,332)       10,245
  Retained earnings                                    127,219       101,187
  Less: Shares of common stock held in treasury
      cost $200)                                            --          (749)
                                                       -------       -------
       Total shareholders' equity                      181,332       170,805
                                                       -------       -------

       Total liabilities and shareholders' equity     $907,612      $836,141
                                                      ========      ========



All share amounts have been adjusted to reflect a three-for-two stock split paid on April 10, 1996.

                                       5



              AMERICAN TRAVELLERS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

               (In thousands, except per share data)(Unaudited)



                              For the three months ended
                                     September 30,
                                      1996       1995
                                      ----       ----

Revenues-
  Accident and health premiums     $94,394    $61,435
  Life premiums                      2,057      2,101
  Net investment income             11,834      4,587
  Realized investment                  (30)       155
    (losses)/gains                  ------     ------

       Total revenues              108,255     68,278


Benefits and expenses-
  Benefits to policyholders
    Paid claims                     41,809     25,939
    Change in claim reserves        11,374      7,765
    Change in future policy
       benefit reserves             11,713      5,230
                                    ------     ------

      Total benefits to
        policyholders               64,896     38,934


  Commissions                       24,351     17,531
  General and administrative         8,409      5,653
  Premium taxes                      2,224      1,610
  Amortization of value of
    business acquired                  375        676
  Amortization of deferred
   acquisition costs                 5,053      5,440
  Less:  policy acquisition costs
         deferred                  (12,984)   (10,496)

  Interest expense                   1,787        614
                                    ------     ------

      Total expenses                29,215     21,028
                                    ------     ------

       Total benefits and expenses  94,111     59,962

Income before provision for income
  taxes                             14,144      8,316
Provision for income taxes           4,936      2,589
                                    ------      -----

Net income                          $9,208     $5,727
                                    ======     ======

Primary number of  shares
outstanding                         17,040     16,266
                                    ======     ======

Primary earnings per common share    $0.54      $0.35
                                     =====      =====



Net income                          $9,208     $5,727
Add: interest on convertible
     debentures (net of tax)         1,144        109
                                    ------     ------
Net income for fully diluted
 earnings per  common share        $10,352     $5,836
                                   =======     ======

Primary number of  shares
outstanding                         17,040     16,266
Add: incremental shares
     representing-
  Stock option plans                   147         --
  Shares issuable on convertible
   debentures                        6,822        683
                                    ------     ------
Fully diluted number of shares
  outstanding                       24,009     16,949
                                    ======     ======


Fully diluted earnings per common
share                                $0.43      $0.34
                                     =====      =====



   All share and per share amounts have been adjusted to reflect a three-for-two stock split paid on April 10, 1996.

                                       6



           AMERICAN TRAVELLERS CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENT OF INCOME

            (In thousands, except per share data)(Unaudited)


                             For the nine months ended
                                    September 30,
                                   1996       1995
                                   ----       ----

Revenues-
  Accident and health premiums     $277,187   $179,898
  Life premiums                       6,138      6,294
  Net investment income              33,134     12,697
  Realized investment gains           1,329        179
                                    -------     ------

       Total revenues               317,788    199,068


Benefits and expenses-
  Benefits to policyholders
    Paid claims                     126,028     74,184
    Change in claim reserves         30,515     20,150
    Change in future policy
     benefit reserves                35,657     17,390
                                    -------    -------
      Total benefits to
       policyholders                192,200    111,724

  Commissions                        71,909     54,011
  General and administrative         23,887     17,532
  Premium taxes                       6,772      4,700
  Amortization of value of
   business acquired                  2,139      1,557
  Amortization of deferred
    acquisition costs                14,240     16,394
  Less:  policy acquisition costs
         deferred                   (38,163)   (32,269)
  Interest expense                    5,762      1,477
                                    -------    -------

      Total expenses                 86,546     63,402
                                    -------    -------
       Total benefits and expenses  278,746    175,126
                                    -------    -------


Income before provision for income
 taxes                               39,042     23,942

Provision for income taxes           13,010      7,483
                                    -------    -------
Net income                          $26,032    $16,459
                                    =======    =======

Primary number of  shares
 outstanding                         16,820     16,254
                                     ======     ======

Primary earnings per common share     $1.55      $1.01
                                      =====      =====

Net income                          $26,032    $16,459
Add: interest on convertible
     debentures (net of tax)          3,415        109
                                    -------    -------
Net income for fully diluted
  earnings per  common share        $29,447    $16,568
                                    =======    =======
Primary number of  shares
  outstanding                        16,820     16,254
Add: incremental shares
representing-
  Stock option plans                    189         --
  Shares issuable on convertible
  debentures                          6,824        226
                                     ------     ------
Fully diluted number of shares
  outstanding                        23,833     16,480
                                     ======     ======

Fully diluted earnings per common
share                                 $1.24      $1.01
                                      =====      =====




All share and per share amounts have been adjusted to reflect a three-for-two stock split paid on April 10, 1996.




            AMERICAN TRAVELLERS CORPORATION AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (In thousands)
                                 (Unaudited)


                                    For the nine months ended September 30,
                                                  1996     1995
                                                  ----     ----
Cash flows-operating activities
Net income                                       $26,032  $16,459
                                                 -------  -------
Adjustments to reconcile net income to cash
provided by operating activities-
  Amortization of deferred policy acquisition
     costs                                        14,240   16,394
  Amortization of discount and premium            (1,146)     550
  Depreciation and amortization                      967    1,619
  Realized securities (gains)                     (1,329)    (153)
  Increase/(Decrease) in current and deferred
   income taxes                                    3,474   (5,317)
  Increase in reserves                            68,228   40,980
  Increase in other liabilities                    3,107    1,488
  Deferred policy acquisition costs              (38,163) (32,269)
  Decrease in  other assets and value of
     business acquired                               750      424
                                                  ------   ------
Total adjustments                                 50,128   23,716

Net cash provided by operating activities         76,160   40,175
                                                  ------   ------

Cash flows-investing activities
  Proceeds from sales of investments             156,657       --
  Proceeds from calls and maturities on          260,911   29,045
   investments
  Purchase of investments                       (553,763)(105,396)
  Purchase of fixed assets                          (282)    (439)
                                                 -------  -------

Net cash used in investing activities           (136,477) (76,790)
                                                --------  -------

Cash flows-financing activities
Proceeds from issuance of Subordinated
   Debentures                                         --  103,500
Debentures issue costs                                --   (3,905)
Repayments on notes payable                           --  (20,000)
  Exercise of stock options                        2,308      404
                                                --------  -------

Net cash provided by financing activities          2,308   79,999
                                                --------  -------

Net (decrease)/ increase in cash and cash
   equivalents                                   (58,009)  43,384
Cash and cash equivalents, beginning of period    70,214    9,133
                                                  ------    -----

Cash and cash equivalents, end of period         $12,205  $52,517
                                                 =======  =======

Supplemental disclosure of cash flow
information:

Cash paid during the period for:
  Interest                                       $ 3,583  $ 1,262
  Income Taxes                                   $ 9,962  $12,800





      AMERICAN TRAVELLERS CORPORATION AND SUBSIDIARIES
       CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (In thousands)
                         (Unaudited)


                                              Net
                         Common Capital in Unrealized   Re-    Treas- Share-
                  Common Stock  Excess of  gain/(loss)  tained ury    holders'
                  Shares Amount Par Value  on Invest.   Earn.  Stock  Equity
                  ------ ------ ---------  ----------   -----  -----  ------



Balance,
  12/31/95        16,053   $161   $59,961    $10,245  $101,187 ($749) $170,805

Net income            --     --        --         --    26,032    --  $ 26,032
Exercise of
  stock options      430      4     2,306         --        --    --  $  2,310
Tax benefit from
 exercise of
 stock options        --     --     2,184          --       --    --  $  2,184
Conversion of
 debentures           40     --       578          --       --    --  $    578
Change in
  unrealized gain/
  (loss) on
  investments         --     --        --     (20,577)      --    -- ($20,577)
Retirement of
  treasury stock    (200)    (2)     (747)         --            749  $     0
                  ------    ---    ------    --------   -------- ---  -------

Balance, 9/30/96  16,323   $163    $64,282   ($10,332)  $127,219  $0  $181,332
                  ======   ====    =======   ========   ========  ==  ========








          All share amounts have been adjusted to reflect a three-for-two stock split paid on April 10, 1996.


      AMERICAN TRAVELLERS CORPORATION AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     SEPTEMBER 30, 1996
              (In thousands, except share data)
                         (Unaudited)



(1)  Basis of Presentation:

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X.
Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All adjustments were of a normal recurring nature, unless otherwise noted in the Management's Discussion and Analysis of Financial Condition and Results of Operations and the Notes to Consolidated Financial Statements. Operating results for the quarter or the nine months ended September 30, 1996, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the Consolidated Financial Statements and the Notes thereto included in the Company's Annual Report on Form 10-K for the year then ended December 31, 1995.

Certain  amounts  in  the  1995 financial  statements  have  been
reclassified   to   conform  to  the  1996  financial   statement
presentation.

(2)  Summary of significant accounting policies:

Principles of consolidation-

The accompanying consolidated financial statements include the accounts of American Travellers Corporation ("ATC") and its wholly owned subsidiaries, American Travellers Life Insurance Company ("ATL"), United General Life Insurance Company ("UGL"), American Travellers Insurance Company of New York ("ATICNY") and American Travellers Insurance Services Company, Inc. ("ATIS"). ATC, ATL, UGL, ATICNY and ATIS are collectively referred to as the "Company." All material intercompany accounts and transactions have been eliminated in consolidation.

General-

The Company's operations consist of the underwriting and sale of life and accident and health insurance. The Company is principally a marketer and underwriter of long term care insurance. The Company's long term care products consist of both nursing home and home health care policies which provide limited benefit payments primarily to senior citizens. The Company also markets and underwrites other supplemental accident and health insurance policies, as well as life insurance.

The preparation of financial statements in conformity with GAAP requires the use of estimates which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments-

The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain investments in Debt and Equity Securities ("SFAS 115"), as of January 1, 1994. Under SFAS 115, investments in equity and debt securities are classified in three categories and accounted for based upon the classification. In December 1995, the Company transferred its investments from the "held to maturity" classification to the "available for sale" classification pursuant to SFAS 115 and has recorded such investments at fair value with unrealized gains and losses reported as a component of shareholders' equity, net of tax.

Earnings per share-

Primary  earnings  per  common share are based  on  the  weighted average number of shares outstanding during the period and the dilutive effect of stock options and other common stock equivalents. Fully diluted earnings per common share are based on the weighted average number of shares outstanding, the dilutive effect of common stock equivalents, and the assumed conversion of the 6.5% convertible subordinated debentures (the "Debentures"). Net income is increased by the interest on the Debentures, net of related income taxes.

Stock split-

On March 4, 1996, the board of directors declared a three-for-two stock split for security holders of record on March 20, 1996, which was paid on April 10, 1996. Share and per share amounts have been retroactively adjusted to reflect this split for all periods presented.

Accounting Pronouncements-

SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," was adopted in 1996 with no impact on the Company's financial condition. This accounting pronouncement establishes accounting standards for the impairment of long lived assets, certain identifiable intangibles and goodwill related to (i) those assets to be held and used in the business, and (ii) assets to be disposed of.

SFAS No. 123, "Accounting for Stock-Based Compensation," will be adopted by the Company in 1996. This statement provides alternative methods for accounting for employee stock compensation plans. A company can elect to use the new fair-value based method of accounting for employee stock compensation plans, under which compensation cost is measured and recognized in results of operations, or continue to account for these plans under the current accounting standards. Entities electing to remain with the present accounting method must make disclosures of what net income and earnings per share would have been if the fair-value-based method of accounting had been applied. The Company plans to continue to account for employee stock options using the present accounting method and include the required disclosures in its financial statements.

(3)  Investments:

As of December 31, 1994 the Company classified all of its investments as "held to maturity" pursuant to the provisions of SFAS 115. As a result of changes in the investment portfolio and strategy and as a result of the acquisition discussed in Note 15 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the years ended December 31, 1995 and other factors, the Company changed the classification of its investments to "available for sale," effective December 1995.

(4)  Pending Merger:

On August 25, 1996, the Company and Conseco, Inc. ("Conseco") jointly entered into a definitive agreement providing for all shareholders of the Company to receive an amount of Conseco Common Stock for each of their shares through a share exchange based upon the following exchange ratio: (I) if the average closing prices of Conseco Common Stock for the ten trading days immediately preceding the second trading day prior to the consummation of the Merger ("the Conseco Share Price") is greater than or equal to $42.25 per share and less than or equal to $46.25 per share, 0.7574 of a share of Conseco Common Stock, (II) if the Conseco Share Price is less than $42.25 per share, the fraction of a share of Conseco Common Stock determined by dividing $32.00 by the Conseco Share Price, or (III) if the Conseco Share Price is greater than $46.25 per share, the fraction of a share of Conseco Common Stock determined by dividing $35.03 by the Conseco Share Price. Accordingly, the Company's shareholders will receive Conseco Common Stock with a value of not less than $32.00 and up to $35.03 per share. The Company's Debentures will become convertible into shares of Conseco Common Stock on an equivalent basis.

                   CONSECO, INC. AND SUBSIDIARIES

               (a), continued

                    American Travellers Corporation and Subsidiaries Audited Consolidated Financial Statements as of December 31, 1995 and 1994, and for each of the three years ended December 31, 1995.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors of American Travellers Corporation:

We have audited the accompanying consolidated balance sheets of American Travellers Corporation (a Pennsylvania corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Travellers Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.




/s/ARTHUR ANDERSEN LLP
----------------------
ARTHUR ANDERSEN LLP

Philadelphia, Pa.
March 4, 1996




                  AMERICAN TRAVELLERS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                     ASSETS

                                                        December 31,
                                                       ---------------
                                                       1995       1994
                                                       ----       ----
Investments:
 Bonds, available for sale, at fair value
 (cost $566,859)                                    $ 582,621  $       -
 Bonds, held to maturity, at amortized cost
 (market $228,971)                                       -       238,198
 Mortgage loan                                            447          -
                                                     --------  ---------
  Total investments                                   583,068    238,198
Cash and cash equivalents                              70,214      9,133
Accrued investment income                               6,781      4,192
Premiums due and deferred                               7,027      5,518
Deferred policy acquisition costs                     144,767    122,070
Value of business acquired (net of accumulated
amortization $12,619 and $10,603)                      12,846     14,316
Property and equipment, at cost (net of
accumulated depreciation of $3,682 and $4,192)          4,176      5,168
Other assets                                            7,262      2,209
                                                     --------   --------
   Total assets                                      $836,141   $400,804
                                                     ========   ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Policy liabilities:
 Future policy benefits                              $247,562    $83,995
 Claim reserves                                       210,073     85,290
 Unearned premium reserve                              60,477     35,133
                                                     --------   --------
   Total policy liabilities                           518,112    204,418
Other liabilities                                       7,785      5,185
Bank borrowings                                             -     20,000
Current and deferred income taxes                      35,939     34,862
6.5% convertible subordinated debentures              103,500        -
                                                     --------   --------
   Total liabilities                                  665,336    264,465

Shareholders' equity:
 Preferred stock, $.0l par value; 5,000,000
 shares authorized; no shares issued                      -          -
 Common stock, $.01 par value; 37,500,000
 shares authorized; 16,053,105 and
 15,962,268 shares issued                                 107        106
 Capital in excess of par value                        60,015     59,480
 Net unrealized gain on investments                    10,245       -
 Retained earnings                                    101,187     77,502
 Less-Shares of common stock held in treasury,
 at cost (200,159 shares)                                (749)      (749)
                                                     --------   --------
  Total shareholders' equity                          170,805    136,339
                                                     --------   --------
   Total liabilities and shareholders' equity        $836,141   $400,804
                                                     ========   ========


All share and per share amounts have been adjusted to reflect a 3-for-2 stock split payable on April 10, 1996.

        The accompanying notes are an integral part of these statements.



                AMERICAN TRAVELLERS CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands, except per share data)


                                               Year ended December 31,
                                               -----------------------
                                               1995      1994     1993
                                               ----      ----     ----
Revenues:
Accident and health premiums                $265,732  $195,024 $162,322
Life premiums                                  8,235     6,864    4,052
Investment income                             23,190    11,023    9,395
Securities gains (losses)                        175       (10)     227
                                            --------  -------- --------
Total revenues                               297,332   212,901  175,996
                                            --------  -------- --------

Benefits and expenses:
Benefits to policyholders                    172,903   114,200   88,347
Commissions                                   76,080    63,819   56,728
General and administrative                    25,071    22,831   22,086
Premium taxes                                  6,007     4,187    4,231
Amortization of deferred policy
 acquisition costs                            20,687    19,815   18,298
Amortization of value of business acquired     2,014     2,122    2,987
Less-policy acquisition costs deferred       (43,384)  (42,045) (40,036)
Interest expense                               3,260       990       32
                                            --------  -------- --------
Total benefits and expenses                  262,638   185,919  152,673
                                            --------  -------- --------
Income before provision for income taxes      34,694    26,982   23,323
Provision for income taxes                    11,009     8,554    8,715
                                            --------  --------  -------
Net income                                   $23,685   $18,428  $14,608
                                            ========  ========  =======
Net income per share:
Primary                                        $1.45     $1.14    $.92
                                               =====     =====    ====
Fully diluted                                  $1.36     $1.14    $.92
                                               =====     =====    ====
Weighted average common shares
 and common equivalents:
Primary                                       16,316   16,133    15,804
                                              ======   ======    ======
Fully diluted                                 18,362   16,133    15,804
                                              ======   ======    ======



Share and per-share amounts have been adjusted to reflect the three-for-two stock split payable on April 10, 1996.




        The accompanying notes are an integral part of these statements.

                                       15


              AMERICAN TRAVELLERS CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                               (In thousands)
                                                                                      Net
                                                   Common  Stock       Capital in   Unrealized                             Total
                                                 -------------------    excess of   gain on     Retained     Treasury  shareholders'
                                                 Shares      Amounts   par value   investment   earnings       stock     equity
                                                 ------      -------   ---------   ----------   --------       -----    -------

Balance, 12/31/92                                 15,438      $103      $57,342     $  --       $ 44,466     $   (749)    $ 101,162
Net income                                          --         --           --                    14,608           --        14,608
Exercise of stock options                            226         1          404                      --            --           405
                                                 -------      ----      -------     ------      --------     --------     ---------

Balance, 12/31/93                                 15,664       104       57,746        --         59,074         (749)      116,175
Net income                                          --         --           --                    18,428           --        18,428
Exercise of stock options                            299         2          939                      --            --           941
Tax benefit from exercise of stock options          --         --           795                      --            --           795
                                                 -------      ----      -------     ------      --------     --------     ---------
Balance, 12/31/94                                 15,963       106       59,480        --         77,502         (749)      136,339
Net income                                                                                        23,685                     23,685
Exercise of stock option                              90         1          400                                                 401
Tax benefit from exercise of stock options                                  135                                                 135
Unrealized gain investments                                                          10,245                                  10,245
                                                 -------      ----      -------     -------    ---------     --------      --------
Balance 12/31/95                                  16,053      $107      $60,015     $10,245    $ 101,187        $(749)     $170,805
                                                 =======      ====      =======     =======    =========     ========      ========















Share and per-share amounts have been adjusted to reflect the three-for-two stock split payable on April 10, 1996.











        The accompanying notes are an integral part of these statements.





                AMERICAN TRAVELLERS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                Year ended December 31,
                                              ------------------------------
                                              1995          1994        1993
                                              ----          ----        ----

Cash flows-operating activities
Net income                                   $23,685       $18,428      $14,608
                                             -------       -------      -------
Adjustments to reconcile net income to net
cash provided by operating activities
  Amortization of deferred policy
    acquisition costs                         20,687        19,815       18,298
  Depreciation and amortization                5,381         5,774        6,015
  Realized securities (gains) losses            (174)           10         (227)
  (Decrease) increase current and
    deferred income taxes                     (4,437)        5,207        8,316
  Increase in reserves                        61,981        39,519       23,982
  Increase (decrease) in other liabilities     2,600           533       (1,225)
  Deferred policy acquisition costs          (43,384)      (42,045)     (40,036)
  (Increase) decrease in all other assets     (4,651)       (1,793)         600
                                             -------       -------      -------
Total adjustments                             38,003        27,020       15,723
                                             -------       -------      -------
Net cash provided by operating
 activities                                   61,688        45,448       30,331
                                             -------       -------      -------
Cash flows-investing activities
  Proceeds from sales of investments          16,615           156        3,910
  Proceeds from calls and maturities
    of investments                            33,037        15,295       24,275
  Purchase of investments                   (380,116)      (99,551)     (63,282)
  Purchase of fixed assets                      (352)         (626)        (693)
  Proceeds from acquisitions                 249,969        29,186          -
                                             -------       -------      -------
Net cash used in investing activities        (80,847)      (55,540)     (35,790)
                                             -------       -------      -------
Cash flows-financing activities
  Debenture issue costs                       (3,796)           -            -
  Proceeds from issuance
    of Subordinated Debentures               103,500            -            -
  Bank borrowings                                -           8,000       12,000
  Exercise of options                            536           939          405
  Repayment of Bank borrowings               (20,000)           -            -
                                             -------       -------      -------
Net cash provided by financing
 activities                                   80,240         8,939       12,405
                                             -------       -------      -------
Net increase (decrease) in
 cash and cash equivalents                    61,081        (1,153)       6,946
Cash and cash equivalents,
 beginning of year                             9,133        10,286        3,340
                                             -------       -------      -------
Cash and cash equivalents,
 end of year                                 $70,214        $9,133      $10,286
                                             =======       =======      =======
Supplemental disclosure of cash
 flow information Cash paid during
 the year for:
Interest                                     $ 1,319        $  990      $    -
                                             =======        ======      =======
Income taxes                                 $15,300        $3,465      $   970
                                             =======        ======      =======



The accompanying notes are an integral part of these statements.




                AMERICAN TRAVELLERS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995
                       (In Thousands, except share data)

(l) Summary of significant accounting policies:

 Principles of consolidation-

The accompanying consolidated financial statements include the accounts of American Travellers Corporation ("ATC") and its wholly owned subsidiaries,
American Travellers Life Insurance Company ("ATL"), United General Life Insurance Company ("UGL"), American Travellers Insurance Company of New York ("ATICNY") and American Travellers Insurance Services Company, Inc. ("ATIS"). ATC, ATL, UGL, ATICNY and ATIS are collectively referred to as the "Company." All material intercompany accounts and transactions have been eliminated in consolidation.

 General-

The Company's operations consist of the underwriting and sale of life and accident and health insurance. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP). The Company is a marketer and underwriter of long term care insurance. The Company's long term care products consist of both nursing home and home health care policies which provide limited benefit payments primarily to senior citizens. The Company also markets and underwrites other supplemental accident and health insurance policies, as well as life insurance. The Company's long term care products accounted for 89.3%, 82.4%, and 74.5% of its annualized premiums in force at December 31, 1995, 1994, and 1993, respectively.

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management does not anticipate that actual results will differ significantly from these estimates.

 Revenue recognition-

Premiums are reflected as revenues primarily on a pro-rata basis as the premiums are earned. Expenses are associated with earned premiums, resulting in a recognition of profits over the lives of the contracts. This association is accomplished by providing liabilities for future policy benefits and by deferring, and then amortizing, policy acquisition costs.

 Investments-

The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS"), Accounting for Certain investments in Debt and Equity Securities (SFAS 115), as of January 1, 1994. Under SFAS 115, investments in equity and debt securities are classified in three categories and accounted for based upon the classification. In December 1995, the Company transferred its investments from the "held to maturity" classification to the "available for sale" classification pursuant to SFAS 115 and has recorded such investments at fair value with unrealized gains and losses reported as a component of shareholders' equity, net of tax. See Note 3.

 Deferred policy acquisition costs-

Policy acquisition costs, which vary with and are directly related to the production of new business, are deferred. The costs deferred, consisting principally of commissions and policy issuance costs, are being amortized with interest in accordance with actuarial assumptions which consider the anticipated period the policy will be in force in relation to the premiums expected to be earned. These assumptions are consistent with those used in developing policy reserves.

 Property and equipment-

Property and equipment are stated at cost. Improvements which materially increase the estimated useful life of the asset are capitalized. Expenditures for repairs and maintenance are charged to operations as incurred. Depreciation is provided principally on the straight-line method over the related estimated lives of the assets which range from 3 to 40 years. Upon sale or retirement, the cost of the asset and the related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is included in income.

 Policy benefits-

Future policy benefits and claim reserves are determined based upon generally accepted actuarial methods. Unpaid claim reserves are based upon the aggregate of claim estimates for reported and unreported losses based upon experience. While the ultimate amount of claims incurred and the related expenses are dependent on future developments, in management's opinion, the reserves for future policy benefits and claims are adequate to cover anticipated losses and expenses.

 Income taxes-

Deferred  income  taxes are recorded for  temporary    differences  in reporting
certain transactions for financial statement and income tax purposes, principally deferred policy acquisition costs and policy benefits. Income taxes are accounted for using the asset and liability method in accordance with SFAS
109. This method requires that deferred tax assets and liabilities at the end of the year be determined using the tax rates and limitations expected to be in effect at such time as the taxes are projected to be paid or recovered. Consequently, income tax expense will increase or decrease in the period in which a change in tax law or rates is enacted.

 Earnings per share-

Primary earnings per common share are based on the weighted average number of shares outstanding during the period and the dilutive effect of stock options and other common stock equivalents. Fully diluted earnings per share are based on the weighted average number of shares outstanding, dilutive effect of common stock equivalents, and the assumed conversion of the 6.5% convertible subordinated debenture. Net income is increased by the interest on the debenture, net of related income taxes.

 Stock split-

On March 4, 1996, the board of directors declared a three-for-two stock split for securityholders of record as of March 20, 1996, payable on April 10, 1996. Share and per share amounts have been retroactively adjusted to reflect this split for all years presented.

Statements of cash flows-

For purposes of reporting cash flows,  cash   and cash  equivalents  include all
cash and short-term deposits available on demand.

 Accounting Pronouncements

The Company adopted the provisions of Statement of Financial Accounting Standards No.115, "Accounting for Certain Investments in Debt & Equity Securities" (SFAS 115) as of at January 1, 1994. Under SFAS 115 investments in debt and equity securities are accounted as follows:

"Held to maturity" securities are securities that the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Securities that are brought and held principally for the purpose of selling in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. Securities not classified in these two categories are classified as "available for sale" and reported at fair value, with unrealized gains and losses reported net of tax in a separate component of shareholders' equity.

As further  discussed in Note 3 to the   financial  statements,  the Company has
classified all of its investments as "available for sale" at December 31, 1995 and as "Held to maturity" at December 31, 1994.

The  Company  holds   no  derivative  financial  instruments  subject  to   the
provisions of SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

In March 1995, the FASB issued SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed of. This statement, which must be adopted by March 31, 1996 establishes accounting standards for the impairment of long lived assets, certain identifiable intangibles and goodwill related to (1) those assets to be held and used in the business, and (2) for assets to be disposed of. The Company does not anticipate a material effect on the financial statements from this new accounting standard.

SFAS 123, Accounting for Stock-Based Compensation, will be adopted by the Company in 1996. This statement provides alternative methods for accounting for employee stock compensation plans. A company can elect to use the new fair-value-based method of accounting for employee stock compensation plans, under which compensation cost is measured and recognized in results of operations, or continue to account for these plans under the current accounting standards. Entities electing to remain with the present accounting method must make disclosures of what net income and earnings per share would have been if the fair-value- based method of accounting had been applied. The Company plans to continue to account for employee stock options using the present accounting method and include the required disclosures in the financial statements.

Reclassifications-

Financial  statements for 1993   and 1994 have been reclassified to conform with
the 1995 presentation.

(2) Basis of presentation:

The consolidated financial statements have been prepared in accordance with GAAP; these principles differ from practices prescribed or permitted by insurance regulatory authorities (statutory accounting practices) in the following material respects-

(a) Costs which vary with and are directly related to the writing of new insurance policies are deferred and then amortized over the anticipated period the policies will be in force in relation to the premiums expected to be earned on the policies. Under statutory accounting practices such costs are charged to expense as incurred.

(b) The accounts of wholly-owned subsidiaries are consolidated. Under statutory accounting practices such subsidiaries are carried at cost adjusted for subsequent operating results as determined under statutory accounting practices.

(c) The value of business acquired resulting from purchases of blocks of accident and health business is being amortized over the life of the acquired policies. Under statutory accounting practices, any ceding allowances paid are expensed in the year incurred.

(d)   Policy liabilities-

  (l) GAAP basis-Future policy benefits are provided on the net level premium method which provides for anticipated rates of morbidity, mortality, interest and the Company's termination experience. Accident and health insurance future policy benefits are primarily calculated using morbidity based on the Company's experience. The future policy benefits on ordinary life insurance are calculated using the 1965-70 Intercompany male mortality rates. Unearned premium reserve is the gross unearned premium reserve less the portion of the premium for expenses, overhead and profit. Investment income is assumed at rates between 6.25% and 8.00%. Termination rates, exclusive of mortality, have been assumed to be between 17.5% and 33.0% in the first year decreasing to between 5.0% and 10.0% of the renewing policies after the fifteenth year. These assumptions vary by plan, year of issue and duration.

  (2) Statutory basis-Future policy benefits on accident and health insurance consist primarily of unearned premium reserves. Future policy benefits on ordinary life insurance have been computed using the l958 and 1980 Commissioners' Standard Ordinary Mortality Table with interest assumed at rates between 3% and 5% applied on the Commissioners' Reserve Valuation Method basis with grading to the net level premium method.

  (3) Claim reserves (both on a GAAP and Statutory basis) include provisions for reported claims in process of settlement as well as claims incurred but not reported based on prior experience of the Company. Interest is assumed at rates between 5.0% and 7.5%.

  (e) Deferred income taxes, which for statutory purposes are not recognized, are provided as appropriate for temporary differences.

(3) Investments:

As of December 31, 1994 the Company classified all of its investments as "held to maturity" pursuant to the provisions of SFAS 115. As a result of the changes in the investment portfolio and strategy and as a result of the acquisition discussed in Note 15 and other factors, the Company changed the classification of its investments to "available for sale" effective December 1995.

Pursuant to the requirements of SFAS 115, "available for sale" securities are reported at fair value with unrealized gains and losses reported net of tax as a separate component of shareholders' equity. As a result of this change the reported value of the investment portfolio, at December 31,1995, increased $15,762 with corresponding increases in shareholders' equity of $10,245 and deferred income taxes of $5,517.

The components of investment income are as follows-

                                         Year ended December 3l,
                                       ----------------------------
                                        1995       1994        1993
                                       -----       ----        ----
Fixed maturity investments            $15,308    $10,185      $8,926
Mortgage-backed securities              3,076        223          28
Cash and short-term investments         1,613        437         342
Mortgage loan and other                 3,193        178          99
                                      -------    -------      ------
Investment Income                     $23,190    $11,023      $9,395
                                      =======    =======      ======


The amortized cost and market values of investments in debt securities are as follows:

                                                  Gross       Gross
                                    Amortized   unrealized  unrealized  Market
                                      cost        gains       losses    value
                                      ----        -----       ------    -----
December 31, 1995
-----------------
U.S. Government Obligations          $133,703    $ 2,836    $  (83)    $136,456
Mortgage-backed Securities            180,926      2,995        (4)     183,917
States and Political Subdivisions      78,915      1,497       (62)      80,350
Corporate Securities                  173,315      8,695      (112)     181,898
                                     --------    -------     -----     --------
Total                                $566,859    $16,023     $(261)    $582,621
                                     ========    =======     =====     ========


December 31, 1994
-----------------
U.S. Government Obligations           $52,190       $134   $(2,582)     $49,742
Mortgage-backed securities              9,975         16       (52)       9,939
States and Political Subdivisions      95,194          6    (3,822)      91,378
Corporate Securities                   80,839        135    (3,062)      77,912
                                     --------     ------   -------     --------
Total                                $238,198     $  291   $(9,518)    $228,971
                                     ========     ======   =======     ========

The amortized cost and market value of debt securities at December 31, 1995 and 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Amortized Market
                                            ------------------
                                            Cost         Value
                                            ----         -----
December 31, 1995
-----------------
Due in one year or less                   $ 46,383     $ 46,425
Due after one year through five years      103,326      104,890
Due after five years through ten years     138,634      145,181
Due after ten years                         97,590      102,208
Mortgage-backed securities                 180,926      183,917
                                          --------     --------
Totals                                    $566,859     $582,621
                                          ========     ========


                                             Amortized Market
                                            ------------------
                                            Cost         Value
                                            ----         -----
December 31, 1994
------------------

Due in one year or less                   $ 26,840     $ 26,693
Due after one year through five years      123,997      118,809
Due after five years through ten years      70,134       66,378
Due after ten years                          7,252        7,152
Mortgage-backed securities                   9,975        9,939
                                          --------     --------
Totals                                    $238,198     $228,971
                                          ========     ========

Proceeds  from   sales of  investments  were  $16,615 in 1995,  $156 in 1994 and
$3,910 in 1993. Proceeds from maturities and security calls were $33,037 in 1995, $15,295 in 1994 and $24,275 in 1993. Gross gains of $194, $10 and $266 and gross losses of $19, $20 and $39 in 1995, 1994 and 1993, respectively, were realized on sales and calls.

As of December 31, 1995 and 1994, the company did not have any individual investments in corporate securities which exceeded 10% of shareholders' equity. There were no non-income producing investments during the year ended December 31, 1995 and 1994.

At December  31,  1995 and 1994,  bonds with   an  amortized  cost of $7,669 and
$9,153, respectively, are on deposit with various regulatory departments pursuant to statutory requirements.

(4) Restrictions on shareholders' equity:

The statutory financial statements of ATL, the Company's principal subsidiary, as filed, reflect the following-

                                       Year ended December 3l,
                                    ------------------------------
                                    1995         1994         1993
                                    ----         ----         ----
Statutory net income (loss)      $(43,287)     $ 2,232      $ 4,065
                                 --------      -------      -------
Statutory capital and surplus    $ 72,137      $57,013      $46,143
                                 ========      =======      =======

In 1995, ATL acquired the long term care business of an unrelated insurer, for which it paid a $40,000 ceding allowance. See Note 15. The cost of this acquisition, and its related tax consequences, are primarily responsible for the 1995 statutory loss.

ATL is required by insurance laws and regulations to maintain minimum capital and surplus, determined in accordance with statutory accounting regulations. Under Pennsylvania insurance law, dividends may be paid by ATL only from statutory profits or surplus and require Pennsylvania Insurance Department approval if the dividend is in excess of the greater of l0% of surplus or net statutory income of the prior year. The Department must be notified of any dividend in excess of one-half of l% of admitted assets of ATL.

(5) Federal income taxes:

ATC and its direct subsidiaries file a consolidated Federal income tax return. UGL files a separate Federal income tax return. ATL and UGL are taxed as life insurance companies under the Tax Reform Act of 1986 and Revenue Reconciliation Act of 1990. The 1990 Act requires life insurance companies to capitalize costs of acquiring certain insurance contracts and to amortize such costs over specified periods. The 1986 Act taxes life insurance companies at general corporate rates.

The Company adopted the accounting and disclosure rules of SFAS 109, "Accounting for Income Taxes," effective January 1, 1993, under which the tax benefit of the small life insurance company deduction cannot be anticipated for purposes of offsetting a deferred tax liability for taxable temporary differences at the end of the current year. As a result, the adoption of SFAS 109 resulted in an increase in the deferred tax liability of $5,500 based on taxable temporary differences and the net deferred tax liability at January 1, 1993. The Company has restated as permitted under SFAS 109, prior years' financial statements to record the effect of the adoption of this pronouncement.

The components of deferred tax   assets and liabilities, measured under SFAS 109
as of December 31, 1995 and 1994 are as follows:

                                                               1995      1994
                                                               ----      ----
Deferred tax liabilities
  Deferred policy acquisition cost and other intangibles     $34,934   $37,288
  Unrealized gain on investments available for sale            5,517       -
  Other                                                        1,106     1,532
                                                             -------   -------
    Deferred tax liabilities                                  41,557    38,820
                                                             -------   -------
Deferred tax assets
  Policy liabilities                                           6,031     5,869
  Net operating loss carry forward                               575       670
  Capital loss carryforward                                       47       185
  Alternative minimum tax credit carry forward                     -         6
  Other                                                          503       551
                                                             -------   -------
    Deferred tax assets                                        7,156     7,281
                                                             -------   -------
      Net deferred tax liability                              34,401    31,539
      Current tax liability                                    1,538     3,323
                                                             -------   -------
      Current and deferred income taxes                      $35,939   $34,862
                                                             =======   =======

The provision for Federal income taxes are comprised of the following:


                                                     Year ended December 31,
                                                    -------------------------
                                                    1995       1994      1993
                                                    ----       ----      ----
Current taxes                                     $12,061     $7,882    $1,090
                                                  -------     ------    ------
Deferred taxes relating to:
  Deferred policy acquisition costs                (2,597)     4,848     7,622
  Future policy benefits, claims and unearned
    premium reserves                                2,154     (1,619)     (323)
  Amortization of intangibles                        (705)      (643)     (884)
  Net operating loss for tax purposes                (518)       118       199
  Tax rate increase on prior year temporary
    differences                                        -          -        702
  Other, net                                          614     (2,032)      309
                                                  -------     ------    ------
Total deferred taxes                               (1,052)       672     7,625
                                                  -------     ------    ------
Total provision for income taxes                  $11,009     $8,554    $8,715
                                                  =======     ======    ======

A reconciliation between the Federal statutory tax rate and the Company's effective tax rate is as follows:

                                                    Year ended December 31,
                                                   -------------------------
                                                   1995      1994       1993
                                                   ----      ----       -----
Statutory tax rate                                35.0%      35.0%      35.0%
Increase in taxes resulting from:
Effect of tax rate increase on temporary
differences as of January 1, 1993                   -            -       3.0%
Decrease in taxes resulting from:
Tax free investment income                        (3.3)%     (3.3)%     (0.6)%
                                                  ----       ----       ----
Effective tax rate                                31.7%      31.7%      37.4%
                                                  ====       ====       ====

Pursuant to the requirements of SFAS 109, the Company recorded an additional deferred tax provision of $702 during 1993 to reflect the impact on deferred tax assets and liabilities resulting from the increase in U.S. statutory maximum corporate tax rates from 34% to 35%.

ATC has $1,569 in non-life   net operating loss carryforwards  available for tax
purposes, and has capital loss carryforwards of approximately $375 expiring in 1997.

Prior to 1984, ATL had accumulated $170 in a special policyholders' surplus account which has been excluded from taxation. These amounts will become taxable only when distributed to shareholders. No provision for deferred income taxes has been made for these amounts since the Company does not anticipate any transactions that would cause any part of the account to become taxable.

The Internal Revenue Service is conducting a review of the Company's federal income tax returns for the years ended December 31, 1993, 1992, 1991, and 1990. Management believes that the ultimate outcome of the review will not have any material adverse effect on the financial condition or results of operation of the Company.

(6) Stock option plans:

ATC has adopted several stock option plans (the "Plans"). The Plans permit grants of options covering a maximum of 3,495,000 shares of common stock. Under the Plans, options may be issued as incentive stock options in the case of key employees and/or as non-qualified stock options in the case of persons with managerial, professional or supervisory responsibilities, including but not limited to, directors, officers and consultants to ATC, who, in the opinion of the Committee administering the Plans, have a capacity to make a substantial contribution to ATC. One of the Plans also provides for the issuance of up to 50,000 shares of the Company's common stock upon the exercise of stock options granted as formula awards pursuant to the plan.

The per share exercise price may not be less than 100% of the fair market value of the common stock on the date of grant, or 1l0% of the fair market value in the case of incentive stock options issued to an employee owning, at the time the option is granted, more than 10% of the outstanding common stock of ATC. Options cannot be exercised more than ten years after the date of grant. Incentive stock options held by shareholders owning more than 10% of the outstanding common stock of ATC cannot be exercised more than five years after the date of grant.

      Stock Options
(The following table summarizes data relating to the stock options, as restated for the stock split.)

                                                    Number of Shares
                                         ------------------------------------
                                         1995             1994           1993
                                         ----             ----           ----
Outstanding at beginning of year       1,234,788        1,390,788     1,341,774
Granted                                  564,375          142,500       276,000
Exercised                                (90,837)        (298,500)     (226,266)
Canceled                                      -                -           (720)
                                       ---------        ---------     ---------
Outstanding at end of year             1,708,326        1,234,788     1,390,788
                                       =========        =========     =========

At December 31, 1995, the number of shares exercisable and options available for additional granting for all plans was 1,444,503 and 259,698, respectively. The exercise price of options outstanding at December 31, 1995, ranged from $1.46 to $15.75 per share. The average exercise price at December 31, 1995, is $8.44 per share. During 1995, options for 90,837 shares were exercised at a range of $1.58 to $8.66 per share.

(7) Shareholders' rights agreement:

On April 25, 1990, the Company declared a dividend distribution in the form of preferred stock purchase rights (the "rights"). The rights become exercisable if a person or group acquires or announces a tender offer to acquire 20% or more of the Company's common stock. The rights also become exercisable if the Board of Directors declares a person to be an "adverse person" and that person has obtained more than 10% of the outstanding shares of the Company's common stock.

Each right, when exercisable, entitles the registered holder to purchase one one-hundredth of a share of Series A preferred stock at an exercise price of $50 subject to certain adjustments. In addition, if a person or group acquires 20% or more of the outstanding shares of the Company's common stock, subject to certain exceptions, or a person is declared an adverse person, each right will then entitle its holder (other than such persons or members of any such group) to purchase, at the right's then current exercise price, a number of shares of the Company's common stock having a total market value of twice the right's exercise price.

In the event that the Company merges with or transfers 50% or more of its assets or earnings to any entity after the rights become exercisable, holders of rights may purchase, at the right's then current exercise price, common stock of the acquiring entity having a value equal to twice the right's exercise price.

In addition, at any time after a person acquires 20% of the outstanding shares of common stock and prior to the acquisition by such person of 50% or more of the outstanding shares of common stock, the Company may change the rights (other than the rights which have become null and void), in whole or in part, at an exchange ratio of one share of common stock or equivalent share of preferred stock, per right.

The Board of Directors can redeem the rights for $.01 per right at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's common stock or a person being declared an adverse person. Until a right is exercised, the holder thereof will have no rights as a shareholder of the Company, including without limitation, the right to vote or to receive dividends. Unless earlier redeemed or exchanged, the rights will expire on May 14, 2000.

(8) Claim Reserves:

Activity in the   liability  for policy claim  reserves is summarized as follows for the years ended December 31:

                                                      1995     1994     1993
                                                      ----     ----     ----
Claim reserves-beginning of year:                   $ 85,290 $ 55,958 $ 43,315

Add claims incurred during the year related to-
Current year:                                        133,221   91,831   73,398
Prior years:                                           6,327    3,131    5,213
                                                    --------  -------  -------
Total incurred:                                      139,548   94,962   78,611
                                                    --------  -------  -------
Less claims paid during the year related to-
Current year:                                         49,794   35,200   30,049
Prior years:                                          57,141   42,703   35,919
                                                    --------  -------  -------
Total paid:                                          106,935   77,903   65,968
                                                    --------  -------  -------
Plus-reinsurance assumed (See Note 15):               92,170   12,273        0
                                                    --------  -------  -------
Claim reserves-end of year:                         $210,073 $ 85,290 $ 55,958
                                                    ======== ======== ========

The development of prior year claims reserves reflects normal changes in actuarial estimates. The Company utilizes case reserves that are considered fixed and determinable and discounts such reserves using an interest rate of 6.25% for financial statements prepared in accordance with GAAP and 5.0% discount rate for statutory purposes.

(9) Employee benefits:

Effective January 1, 1984, ATC initiated a defined benefit pension plan (the "Plan") for all employees over the age of 2l years who have worked for ATC for a period of one year. ATC makes annual contributions to the Plan based upon amounts required to fund such plan as determined by a consulting actuary. Pension expense was $203, $181 and $154, for the years ended December 31, 1995, 1994 and 1993, respectively. The following table sets forth the plan's funded status at December 31, 1995 and 1994.

                                                             1995    1994
                                                             ----    ----
Actuarial present value of benefit obligations:
Vested benefits                                            $  733   $  593
Non-vested benefits                                           124       99
                                                           ------   ------
                                                           $  857   $  692
                                                           ======   ======

Projected benefit obligation                               $1,270   $1,052
Plan assets at fair value                                    (750)    (614)
                                                           ------   ------
Projected benefit obligation in excess of plan assets         520      438
Unrecognized net loss                                        (276)    (292)
Unrecognized transition obligation                            (89)     (92)
Unrecognized prior service cost                               (64)     (70)
                                                           ------    -----
Accrued (prepaid) pension expense                            $ 91    $ (16)
                                                           ======    =====

Net pension cost includes the following components:
Service cost                                                $ 162    $ 137
Interest cost on projected benefit obligation                  72       60
Actual return on plan assets                                  (47)     (16)
Net amortization                                               16        0
                                                            -----    -----
Net periodic pension cost                                   $ 203    $ 181
                                                            =====    =====

The assumed rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation is 5% in 1995 and 1994. The expected rate of return on assets is 8% in 1995 and 1994. The discount rate used is 7% in 1995 and 1994.

The Company  does   not have any other  obligations  to provide  post-retirement benefits to employees.

(10) Commitments and contingencies:

The Company is a defendant in various legal proceedings and litigation arising in the ordinary course of business. In management's opinion, based on discussions with counsel, the resolution of such proceedings will not have a material adverse effect on the Company's consolidated financial condition and results of operations.

A civil shareholders' class action suit filed against the Company and certain of its officers in March 1992 was settled during the second quarter of 1993. Under the terms of the settlement, class members were paid $1,500, of which $1,000 was paid by the Company's liability carrier. While the Company believed the suit was without merit, a settlement was reached to avoid internal distraction, ongoing professional fees and other potential costs and uncertainties of continued litigation.

(11) Transactions with related parties:

Commissions paid to agencies  controlled   by certain directors amounted to $136
in 1995, $140 in 1994 and $104 in 1993.

The  Company   has  employment  contracts  with  certain  key  employees.  These contracts provide for, among other things, certain severance payments in the case of termination.

(12) 6.5% convertible subordinated debentures due 2005

In September 1995 the Company issued $103,500 of 6.5% Convertible Subordinated Debentures (the "Debentures") due October 1, 2005. The proceeds were used to finance an additional surplus contribution to ATL, prepay $20 million in outstanding borrowings under the Company's Revolving Credit Facility and for general corporate purposes.

Interest on the debentures is payable semi-annually on April 1 and October 1, commencing on April 1, 1996. The Debentures are redeemable at the Company's option at a price equal to 103.25% after October 1998, declining to 100% if redeemed after October 2001.

The Debentures are convertible into ATC common stock anytime prior to maturity at a conversion price equal to $15.17 per share (equivalent to a conversion rate of 65.94 shares per $1,000 principal amount of debentures). The conversion price has been adjusted to reflect the 3- for-2 stock split discussed in Note 1, and is subject to further adjustment under certain events including dividends distributions and common stock issuances, among others.

Debt issue   costs incurred in connection  with the Debentures  totaling  $3,796 are included in other assets and are being amortized over the term of the Debentures. Accumulated amortization is $74 at December 31, 1995.

(13)  Bank borrowings

  ATC currently is party to a $20,000 Revolving Credit Agreement (the "Agreement"). The revolving credit availability will be reduced by $1,667 each quarter beginning no later than March 31, 2002. No borrowings are outstanding at December 31, 1995.

  At December 31, 1994, $20,000 in borrowings were outstanding. Proceeds from these borrowings were used to fund surplus contributions to ATL during 1994 and 1993. Such borrowings were repaid with the proceeds from the Debentures discussed in Note 12.

Borrowings are secured by the common stock of ATL and ATIS. Interest is payable at 0.25% over the bank's base rate, at 1.625% over the London interbank Eurodollar rate or 1.75% over the bank's certificate of deposit rate, at the Company's option. The average interest rate for amounts borrowed was 8.35% and 8.44% for 1995 and 1994, respectively. A commitment fee is payable to the bank based on the average daily unused portion of the credit.

The Agreement contains restricted covenants. The more significant covenants require the company maintain a specified amount of net worth and statutory surplus and meet certain financial ratios, and restricts mergers and acquisitions, future indebtedness and commitments, and types of investments. The Company was in compliance with all of the covenants as amended as of December 31, 1995.

(14) Leases:

Future minimum lease rentals on operating leases which consist principally of the Company's Home Office facility and computers are as follows:

1996            $1,935
1997             1,796
1998             1,411
1999             1,185
Thereafter         938
                ------
Total           $7,265
                ======
Operating lease expenses for the years ended December 31, 1995, 1994, and 1993 were $1,670, $1,607 and $1,734, respectively.

(15) Acquisitions:

In December 1995, the Company closed on an reinsurance agreement to acquire the long term care insurance business of an unrelated insurance company which consisted of approximately $96,000 of annualized premium. The transaction was effective as of October 1, 1995. Under the terms of the reinsurance agreement, the Company assumed all existing liabilities associated with the long term care insurance business on a coinsurance basis. Cash and marketable securities of approximately $249,969 were transferred to the Company. In October 1994, the Company acquired the long term insurance business of an unrelated insurance company which consisted of approximately $25,000 of annualized premiums. Approximately $29,400 in cash was transferred to the Company. These acquisitions have been accounted for using the purchase accounting method. Total cash and marketable securities received in connection with these acquisitions approximates reserve liabilities assumed.

Value of business acquired consists of the excess of the purchase price over the estimated fair value of net assets acquired in connection with the purchase of common stock and the present value of expected future profits associated with blocks of business purchased prior to 1992. Value of business acquired related to the purchased blocks of business is being amortized over the respective lives of the blocks, which are estimated at approximately 5 to 7 years.

(16)  Consolidated quarterly financial data (unaudited).

Quarterly financial data for the years ended December 31, 1995 and 1994 are as follows:

                                First     Second      Third      Fourth
                                -----     ------      -----      ------
1995
----
Total Revenues                $ 65,314  $  65,476  $  68,278   $  98,264

Total Benefits and Expenses     57,740     57,424     59,962      87,512
                              --------  ---------   --------   ---------
Income before Provision
for Income Tax                   7,574      8,052      8,316      10,752
Provision for Income Taxes       2,350      2,544      2,589       3,526
                              --------  ---------   --------    --------
Net Income                    $  5,224  $   5,508   $  5,727    $  7,226
                              ========  =========   ========    ========
Net Income Per Share
Primary                       $    .32  $     .34   $    .35    $    .44
                              ========  =========   ========    ========
Fully Diluted                 $    .32  $     .34   $    .34    $    .36
                              ========  =========   ========    ========

                               First     Second      Third      Fourth
                               -----     ------      -----      ------
1994
----
Total Revenues                $ 49,610   $ 50,605  $  52,043   $  60,643
Total Benefits and Expenses     43,439     44,205     45,149      53,126
                              --------   --------   --------   ---------
Income before provision for
income tax                       6,171      6,400      6,894       7,517
Provision for Income Taxes       1,929      2,010      2,178       2,437
                              --------   --------  ---------   ---------
Net Income                    $  4,242   $  4,390  $   4,716   $   5,080
                              ========   ========  =========   =========
Net Income Per Share
Primary                       $   .27    $    .27  $     .29   $     .31
                              =======    ========  =========   =========
Fully Diluted                 $   .27    $    .27  $     .29   $     .31
                              =======    ========  =========   =========

Per share amounts have been adjusted to reflect the three-for-two stock split payable on April 10, 1996.

                      CONSECO, INC. AND SUBSIDIARIES
                              _________________

ITEM 7(b).     Financial Statements and Exhibits, continued

               (b) Pro forma financial statements of Conseco, Inc. and subsidiaries.

   CONSECO, INC. AND SUBSIDIARIES PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma consolidated statement of operations of Conseco, Inc. ("Conseco") for the nine months ended September 30, 1996, and for the year ended December 31, 1995, presents the consolidated operating results for Conseco as if the following transactions, which have already occurred, had occurred on January 1, 1995: (1) the issuance of $275.0 million of Trust Originated Preferred Securities ("TOPrS") having a distribution rate of 9.16 percent (the "TOPrS Offering"); (2) the issuance of $325.0 million of Capital Trust Pass-through Securities ("TruPS") having a distribution rate of 8.70 percent (the "TruPS Offering"); and (3) the merger (the "ATC Merger") of American Travellers Corporation ("ATC") with and into Conseco.

     The pro forma consolidated statement of operations data for Conseco for the year ended December 31, 1995, set forth in the unaudited pro forma consolidated statement of operations under the column "Pro forma Conseco before the Merger" reflect the prior application of certain pro forma adjustments for the following transactions, all of which have already occurred, as if such transactions had occurred on January 1, 1995: (i) the call for redemption of Conseco's Series D Convertible Preferred Stock (the "Series D Call") completed on September 26, 1996; (ii) the acquisition of all of the outstanding common stock of American Life Holdings, Inc. ("ALH"), not previously owned by Conseco, and related transactions (the "ALH Transaction") completed on September 30, 1996; (iii) the acquisition of Life Partners Group, Inc. (the "LPG Merger"); (iv) the acquisition of all of the outstanding common stock of CCP not previously owned by Conseco and related transactions (including the repayment of the borrowings under Conseco's existing $250.0 million revolving credit agreement); (v) the increase of Conseco's ownership in Bankers Life Holding Corporation ("BLH") to
90.4 percent, as a result of purchases of common shares of BLH by Conseco and BLH during 1995 and the first three months of 1996; (vi) the issuance of 4.37 million shares of Preferred Redeemable Increased Dividend Equity Securities Convertible Preferred Stock ("PRIDES") of Conseco in January 1996; (vii) the BLH tender offer for and repurchase of its 13 percent senior subordinated notes due 2002 and related financing transactions completed in March 1996 (the "BLH Tender Offer"); and (viii) the debt restructuring of ALH in the fourth quarter of 1995. Such pro forma adjustments are set forth in: (i) Exhibit 99.2 included in Conseco's Current Report on Form 8-K dated September 25, 1996; (ii) Conseco's Current Report on Form 8-K dated August 2, 1996; and (iii) Exhibit 99.1 included in Conseco's Current Report on Form 8-K dated April 10, 1996.

     The pro forma consolidated statement of operations data for Conseco for the nine months ended September 30, 1996, set forth in the unaudited pro forma consolidated statement of operations under the column "Pro forma Conseco before the TOPrS Offering" reflect the prior application of certain pro forma adjustments for the following transactions, all of which have already occurred, as if such transactions had occurred on January 1, 1995: (1) the Series D Call;
(2) the ALH Transaction; (3) the LPG Merger; (4) the issuance of 4.37 million shares of Conseco PRIDES in January 1996; and (5) the BLH Tender Offer. Such pro forma adjustments are set forth in Exhibit 99.1 included in Conseco's Form 10-Q for the quarterly period ended September 30, 1996.

     The unaudited pro forma consolidated balance sheet of Conseco as of September 30, 1996, gives effect to the following transactions, which have already occurred, as if each had occurred on September 30, 1996: (1) the TOPrS Offering; (2) the TruPS Offering; and (3) the ATC Merger.

     The pro forma consolidated financial statements are based on the historical financial statements of Conseco, LPG and ATC and are qualified in their entirety by, and should be read in conjunction with, these financial statements and the notes thereto. The pro forma data are not necessarily indicative of the results of operations or financial condition of Conseco had these transactions occurred on January 1, 1995, nor the results of future operations. Conseco anticipates cost savings and additional benefits as a result of certain of the transactions contemplated in the pro forma financial statements. Such benefits and any other changes that might have resulted from management of the combined companies have not been included as adjustments to the pro forma consolidated financial statements. Certain amounts from the prior periods have been reclassified to conform to the current presentation.

     The unaudited pro forma consolidated financial statements reflect cost allocations for the LPG Merger, the ALH Transaction and the ATC Merger using estimated values of the assets and liabilities of LPG, ALH and ATC as of the assumed merger dates based on appraisals and other studies, which are not yet complete. Accordingly, the final allocations will be different than the amounts included in the accompanying pro forma consolidated financial statements. Although the final allocations will differ, the pro forma consolidated financial statements reflect management's best estimate based on currently available information as if the LPG Merger, the ALH Transaction and the ATC Merger had occurred on the assumed merger dates.


                         CONSECO, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     for the nine months ended September 30, 1996
                 (Amounts in millions, except per share amounts)
                                   (unaudited)

                                                                     Pro forma
                                                       Pro forma    adjustments                  Pro forma
                                                        Conseco      relating      Pro forma     adjustments
                                                       before the     to the        for the      relating to  Pro forma
                                                         TOPrS        TOPrS          TOPrS        the TruPS    Conseco
                                                        Offering     Offering      Offering       Offering     subtotal(a)
                                                        --------     --------       --------     ---------    ---------
Revenues:
     Insurance policy income                           $1,349.0       $   -         $1,349.0     $    -       $1,349.0
     Investment activity:
         Net investment income                          1,084.4                      1,084.4                   1,084.4

         Net trading losses                                (6.5)                        (6.5)                     (6.5)
         Net realized gains                                23.0                         23.0                      23.0
     Fee revenue                                           29.7                         29.7                      29.7
     Restructuring income                                  30.4                         30.4                      30.4
     Other income                                          11.4                         11.4                      11.4
                                                       --------      -------        --------     --------     --------
            Total revenues                              2,521.4                      2,521.4                   2,521.4
                                                       --------      -------        --------     --------     --------

Benefits and expenses:
     Insurance policy benefits and change in future
       policy benefits                                    957.2                        957.2                     957.2
     Interest expense on annuities and financial
       products                                           549.5                        549.5                     549.5
     Interest expense on notes payable                    100.7        (12.9)(1)        87.8        (15.6)(6)     72.2


     Interest expense on investment borrowings             17.2                         17.2                      17.2
     Amortization related to operations                   242.9                        242.9                     242.9

     Amortization related to realized gains                22.3                         22.3                      22.3
     Other operating costs and expenses                   243.5                        243.5                     243.5
                                                       --------      -------        --------     --------     --------
            Total benefits and expenses                 2,133.3        (12.9)        2,120.4        (15.6)     2,104.8
                                                       --------      -------        --------     --------     --------

            Income before income taxes, minority
                interest and extraordinary charge         388.1         12.9           401.0         15.6        416.6
Income tax expense                                        147.9          4.5 (2)       152.4          5.4 (7)    157.8
                                                       --------      -------        --------      -------     --------
            Income before  minority interest
                and extraordinary charge                  240.2          8.4           248.6         10.2        258.8

Minority interest in consolidated subsidiaries:
     Dividends on Company - obligated mandatorily
       redeemable preferred securities of subsidiary
       trusts                                                -          12.3 (3)        12.3         13.8 (8)     26.1
     Dividends on preferred  stock                          6.4                          6.4                       6.4
     Equity in earnings                                    13.9                         13.9                      13.9
                                                       --------      -------        --------     --------     --------

            Income before extraordinary charge         $  219.9      $  (3.9)       $  216.0     $   (3.6)    $  212.4
                                                       ========      =======        ========     ========     ========

Earnings per common share and common equivalent share:
     Primary:
         Weighted average shares outstanding               77.2                         77.2                      77.2
                                                       ========                     ========                     =====
         Income before extraordinary  charge              $2.85                        $2.80                     $2.75
                                                       ========                     ========                     =====

     Fully diluted:
         Weighted average shares outstanding               78.7                         78.7                      78.7
                                                       ========                      =======                     =====
         Income before extraordinary  charge              $2.79                        $2.74                     $2.70
                                                       ========                      =======                     =====

(a)  Amounts are carried forward to page 32.

 The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                       31

                          CONSECO, INC AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     for the nine months ended September 30, 1996
                 (Amounts in millions, except per share amounts)
                                   (unaudited)


                                                            Pro forma
                                                           adjustments
                                  Pro forma                  relating       Pro forma
                                   Conseco        ATC        to the          Conseco
                                 subtotal(a)   historical   ATC Merger       totals
                                  ---------   ------------  ----------     ---------
Revenues:
 Insurance policy income         $1,349.0       $ 283.3       $     -       $1,632.3

    Net investment income         1,084.4          33.2            1.1 (11)  1,118.7



    Net trading losses               (6.5)                                      (6.5)
    Net realized gains               23.0           1.3            2.3 (11)     26.6
  Fee revenue                        29.7                                       29.7
  Restructuring income               30.4                                       30.4
  Other income                       11.4                                       11.4
                                ---------      --------       --------      --------
         Total revenues           2,521.4         317.8            3.4       2,842.6
                                ---------      --------       --------      --------

Benefits and expenses:
 Insurance policy benefits
   and change in future
   policy benefits                  957.2         192.2                      1,149.4
 Interest expense
   on annuities and
   financial products               549.5                                      549.5
 Interest expense on
   notes payable                     72.2           5.8            1.5 (12)     75.8
                                                                  (3.7)(13)

  Interest expense on
   investment borrowings             17.2                                       17.2
  Amortization related
    to operations                   242.9          16.4          (16.4)(14)    273.6
                                                                  19.9 (14)
                                                                  10.8 (15)
  Amortization related
    to realized gains                22.3                                      22.3
  Other operating
   costs and expenses               243.5          64.4                       307.9
                                ---------      --------       --------      -------
        Total benefits
         and expenses             2,104.8         278.8           12.1      2,395.7
                                ---------      --------       --------      -------

        Income before income
            taxes, minority interest
            and extraordinary
            charge                  416.6          39.0           (8.7)       446.9
Income tax expense                  157.8          13.0             .7 (16)   171.5
                                ---------     ---------       --------      -------
        Income before
            minority interest
            and extraordinary
            charge                  258.8          26.0           (9.4)       275.4

Minority interest in consolidated
   subsidiaries:
   Dividends on Company - obligated
     mandatorily redeemable
     preferred securities of
     subsidiary trusts               26.1                                      26.1
   Dividends on preferred stock       6.4                                       6.4
   Equity in earnings                13.9                                      13.9
                                 --------     ---------       --------      -------
        Income before
            extraordinary
            charge               $  212.4      $   26.0       $   (9.4)     $ 229.0
                                 ========      ========       ========      =======







Earnings per common share and
 common equivalent share:
 Primary:
     Weighted average
       shares outstanding            77.2                         10.4 (17)    87.6
                                     ====                       ======         ====
     Income before
       extraordinary  charge        $2.75                                     $2.61
                                    =====                                     =====

 Fully diluted:
     Weighted average shares
       outstanding                   78.7                         14.4 (17)    93.1
                                     ====                       ======         ====
     Income before
       extraordinary charge         $2.70                                     $2.47
                                    =====                                     =====

(a) Amounts have been carried forward from page 31.

 The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                       32



                         CONSECO, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     for the year ended December 31, 1995
                 (Amounts in millions, except per share amounts)
                                   (unaudited)

                                                                     Pro forma
                                                       Pro forma    adjustments                  Pro forma
                                                        Conseco      relating      Pro forma     adjustments
                                                       before the     to the        for the      relating to  Pro forma
                                                         TOPrS         TOPrS         TOPrS        the TruPS    Conseco
                                                        Offering     Offering      Offering       Offering     subtotal(a)
                                                        --------     --------       --------     ---------    ---------
Revenues:
     Insurance policy income                           $1,752.8       $   -         $1,752.8     $    -       $1,752.8
     Investment activity:
         Net investment income                          1,461.1                      1,461.1                   1,461.1

         Net trading income                                 2.5                          2.5                       2.5
         Net realized gains                               220.3                        220.3                     220.3
     Fee revenue                                           33.9                         33.9                      33.9
     Restructuring income                                  15.2                         15.2                      15.2
     Other income                                          12.6                         12.6                      12.6
                                                       --------      -------        --------     --------     --------
            Total revenues                              3,498.4                      3,498.4                   3,498.4
                                                       --------      -------        --------     --------     --------

Benefits and expenses:
     Insurance policy benefits and change in future
       policy benefits                                  1,261.4                      1,261.4                   1,261.4
     Interest expense on annuities and financial
       products                                           758.5                        758.5                     758.5
     Interest expense on notes payable                    143.5        (17.3)(1)       126.2        (20.9)(6)    105.3


     Interest expense on investment borrowings             30.2                         30.2                      30.2
     Amortization related to operations                   307.3                        307.3                     307.3

     Amortization related to realized gains               144.4                        144.4                     144.4
     Other operating costs and expenses                   356.4                        356.4                     356.4
                                                       --------      -------        --------     --------     --------
            Total benefits and expenses                 3,001.7        (17.3)        2,984.4        (20.9)     2,963.5
                                                       --------      -------        --------     --------     --------

            Income before income taxes, minority
                interest and extraordinary charge         496.7         17.3           514.0         20.9        534.9
Income tax expense                                        192.3          6.1 (2)       198.4          7.3 (7)    205.7
                                                       --------      -------        --------      -------     --------
            Income before  minority interest
                and extraordinary charge                  304.4         11.2           315.6         13.6        329.2

Minority interest in consolidated subsidiaries:
     Dividends on Company - obligated mandatorily
       redeemable preferred securities of subsidiary
       trusts                                                -          16.4 (3)        16.4         18.4 (8)     34.8
     Dividends on preferred  stock                          8.7                          8.7                       8.7
     Equity in earnings                                    12.6                         12.6                      12.6
                                                       --------      -------        --------     --------     --------

            Income before extraordinary charge         $  283.1      $  (5.2)       $  277.9     $   (4.8)    $  273.1
                                                       ========      =======        ========     ========     ========

Earnings per common share and common equivalent share:
     Primary:
         Weighted average shares outstanding               75.7                         75.7                      75.7
                                                       ========                     ========                     =====
         Income before extraordinary  charge              $3.74                        $3.67                     $3.61
                                                       ========                     ========                     =====

     Fully diluted:
         Weighted average shares outstanding               76.0                         76.0                      76.0
                                                       ========                      =======                     =====
         Income before extraordinary  charge              $3.72                        $3.66                     $3.59
                                                       ========                      =======                     =====

(a)  Amounts are carried forward to page 34.

 The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                       33

                          CONSECO, INC AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     for the year ended December 31, 1995
                 (Amounts in millions, except per share amounts)
                                   (unaudited)


                                                            Pro forma
                                                           adjustments
                                  Pro forma                  relating       Pro forma
                                   Conseco        ATC        to the          Conseco
                                 subtotal(a)   historical   ATC Merger       totals
                                  ---------   ------------  ----------     ---------
Revenues:
 Insurance policy income         $1,752.8       $ 273.9       $     -       $2,026.7

    Net investment income         1,461.1          23.2            1.8 (11)  1,486.1



    Net trading income                2.5                                        2.5
    Net realized gains              220.3            .2            2.0 (11)    222.5
  Fee revenue                        33.9                                       33.9
  Restructuring income               15.2                                       15.2
  Other income                       12.6                                       12.6
                                ---------      --------       --------      --------
         Total revenues           3,498.4         297.3            3.8       3,799.5
                                ---------      --------       --------      --------

Benefits and expenses:
 Insurance policy benefits
   and change in future
   policy benefits                1,261.4         172.9                      1,434.3
 Interest expense
   on annuities and
   financial products               758.5                                      758.5
 Interest expense on
   notes payable                    105.3           3.3            1.9 (12)    107.3
                                                                  (3.2)(13)

  Interest expense on
   investment borrowings             30.2                                       30.2
  Amortization related
    to operations                   307.3          22.7          (22.7)(14)    345.2
                                                                  23.5 (14)
                                                                  14.4 (15)
  Amortization related
    to realized gains               144.4                                      144.4
  Other operating
   costs and expenses               356.4          63.7                        420.1
                                ---------      --------       --------       -------
        Total benefits
         and expenses             2,963.5         262.6           13.9       3,240.0
                                ---------      --------       --------       -------

        Income before income
            taxes, minority interest
            and extraordinary
            charge                  534.9          34.7          (10.1)        559.5
Income tax expense                  205.7          11.0            1.5 (16)    218.2
                                ---------     ---------       --------       -------
        Income before
            minority interest
            and extraordinary
            charge                  329.2          23.7          (11.6)        341.3

Minority interest in consolidated
   subsidiaries:
   Dividends on Company - obligated
     mandatorily redeemable
     preferred securities of
     subsidiary trusts               34.8                                       34.8
   Dividends on preferred stock       8.7                                        8.7
   Equity in earnings                12.6                                       12.6
                                 --------     ---------       --------       -------
        Income before
            extraordinary
            charge               $  273.1      $   23.7       $  (11.6)      $ 285.2
                                 ========      ========       ========       =======







Earnings per common share and
 common equivalent share:
 Primary:
     Weighted average
       shares outstanding            75.7                         10.4 (17)    86.1
                                     ====                       ======         ====
     Income before
       extraordinary  charge        $3.61                                     $3.31
                                    =====                                     =====

 Fully diluted:
     Weighted average shares
       outstanding                   76.0                         14.4 (17)    90.4
                                     ====                       ======         ====
     Income before
       extraordinary charge         $3.59                                     $3.15
                                    =====                                     =====

(a) Amounts have been carried forward from page 33.

 The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                       34



                         CONSECO, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               September 30, 1996
                              (Dollars in millions)
                                   (unaudited)


                                                                    Pro forma                    Pro forma
                                                                   adjustments    Pro forma     adjustments
                                                                   relating to     for the      relating to  Pro forma
                                                       Conseco      the TOPrS        TOPrS       the TruPS    Conseco
                                                     as reported    Offering       Offering      Offering    subtotal(a)
                                                     ------------  -----------    ----------    ---------    --------


Assets
     Investments:
         Actively managed fixed maturity
           securities at fair value                  $15,959.8        $   -       $15,959.8   $     -       $15,959.8


         Held-to-maturity fixed maturity
           securities                                       -                            -                         -
         Equity securities at fair value                 104.2                        104.2                     104.2
         Mortgage loans                                  372.5                        372.5                     372.5
         Credit-tenant loans                             393.8                        393.8                     393.8
         Policy loans                                    526.0                        526.0                     526.0
         Other invested assets                           211.0                        211.0                     211.0
         Short-term investments                          212.3         265.5 (4)      212.3        321.3 (9)    212.3
                                                                      (265.5)(4)                  (321.3)(9)
         Assets held in separate accounts                300.4                        300.4                     300.4
                                                     ---------        ------      ---------    ---------    ---------

                Total investments                     18,080.0            -        18,080.0           -      18,080.0

     Accrued investment income                           276.7                        276.7                     276.7
     Cost of policies purchased                        1,847.1                      1,847.1                   1,847.1

     Cost of policies produced                           541.0                        541.0                     541.0
     Reinsurance receivables                             400.6                        400.6                     400.6
     Income taxes                                        138.9                        138.9                     138.9

     Goodwill                                          1,524.7                      1,524.7                   1,524.7

     Property and equipment                              105.9                        105.9                     105.9
     Securities segregated for future redemption
         of redeemable preferred stock of a
         subsidiary                                       45.0                         45.0                      45.0
     Other assets                                        216.1                        216.1                     216.1
                                                     ---------        ------      ---------    ---------    ---------

                Total assets                         $23,176.0        $   -       $23,176.0    $      -     $23,176.0
                                                     =========        ======      =========    =========    =========


(a) Amounts are carried forward to page 36.

 The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                       35


                         CONSECO, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               September 30, 1996
                              (Dollars in millions)
                                   (unaudited)


                                                             Pro forma
                                                           adjustments
                                  Pro forma                   relating    Pro forma
                                   Conseco        ATC         to the       Conseco
                                  subtotal(a)  historical   ATC Merger      totals
                                  ---------   ------------  ----------- -----------


Assets
 Investments:
     Actively managed fixed
      maturity securities
      at fair value               $15,959.8     $  689.7     $    -       $16,649.5


     Held-to-maturity
      fixed maturity
      securities                         -
     Equity securities at
      fair value                      104.2                                   104.2
     Mortgage loans                   372.5           .4                      372.9
     Credit-tenant loans              393.8                                   393.8
     Policy loans                     526.0                                   526.0
     Other invested assets            211.0                                   211.0
     Short-term investments           212.3         12.2         (30.4)(18)   224.5
                                                                  30.4 (19)

     Assets held in separate
       accounts                       300.4                                   300.4
                                   --------     --------     ---------    ---------

            Total investments      18,080.0        702.3            -      18,782.3

 Accrued investment income            276.7          7.7                      284.4
 Cost of policies purchased         1,847.1         10.9         268.8 (20) 2,115.9
                                                                 (10.9)(20)
 Cost of policies produced            541.0        168.7        (168.7)(21)   541.0
 Reinsurance receivables              400.6                                   400.6
 Income taxes                         138.9                      (27.1)(22)    85.6
                                                                 (26.2)(22)
 Goodwill                           1,524.7                      562.8 (23) 2,087.5

 Property and equipment               105.9          3.9                      109.8
 Securities segregated for
     future redemption of
     redeemable preferred
     stock of a
     subsidiary                        45.0                                    45.0
 Other assets                         216.1         14.1                      230.2
                                  ---------     --------     ---------    ---------

            Total assets          $23,176.0     $  907.6     $   598.7    $24,682.3
                                  =========     ========     =========    =========


(a)  Amounts have been carried forward from page 35.

 The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                        36


                         CONSECO, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               September 30, 1996
                              (Dollars in millions)
                                   (unaudited)


                                                Pro forma
                                               adjustments               Pro forma                           Pro forma
                                                relating    Pro forma   adjustments                         adjustments
                                                 to the      for the    relating to  Pro forma               relating    Pro forma
                                  Conseco        TOPrS        TOPrS      the TruPS    Conseco      ATC        to the      Conseco
                                 as reported    Offering     Offering     Offering    subtotal  Historical  ATC Merger     totals
                                  ---------    ----------    --------    ---------   ---------  ---------- ------------  ---------


Liabilities:
     Insurance liabilities        $18,150.7   $   -          $18,150.7   $  -        $18,150.7   $ 586.3   $     -       $18,737.0
     Income tax liabilities              -                          -                       -       26.2      (26.2)(22)        -
     Investment borrowings            539.4                      539.4                   539.4                               539.4
     Other liabilities                482.0                      482.0                   482.0      10.9       11.3 (24)     504.2
     Liabilities related
       to separate accounts           300.1                      300.1                   300.1                               300.1
     Notes payable of Conseco       1,169.0    (265.5)(4)        903.5    (321.3)(9)     582.2     102.9       30.4 (19)     851.2
                                                                                                              135.7 (24)

     Notes payable of
       Bankers Life Holding
       Corporation, not
       direct obligations
       of Conseco                     418.1                      418.1                   418.1                               418.1

     Notes payable of American
       Life Holdings, Inc., not
       direct obligations of
       Conseco                         13.0                       13.0                    13.0                                13.0
                                   --------    ------        ---------   -------     ---------    ------    -------       --------

            Total liabilities      21,072.3    (265.5)        20,806.8    (321.3)     20,485.5     726.3      151.2       21,363.0
                                   --------    ------        ---------   -------     ---------    ------    -------       --------

Minority interest in consolidated
   subsidiaries:
   Company - obligated mandatorily
     redeemable preferred securities
     of subsidiary trusts                -      275.0 (5)        275.0     325.0 (10)    600.0                               600.0
   Preferred stock                     92.5                       92.5                    92.5                                92.5
   Common stock                        55.3                       55.3                    55.3                                55.3

                                   --------    ------        ---------   -------     ---------    ------    -------      ---------

Shareholders' equity:
     Preferred stock                  267.1                      267.1                   267.1                               267.1

     Common stock and additional
       paid-in capital              1,054.5      (9.5)(5)      1,045.0      (3.7)(10)  1,041.3      64.4      (64.4)(25)   1,670.1
                                                                                                              628.8 (25)
     Unrealized appreciation
       (depreciation) of securities   (47.0)                     (47.0)                  (47.0)    (10.3)      10.3 (25)     (47.0)

     Retained earnings                681.3                      681.3                   681.3     127.2     (127.2)(25)     681.3

                                    -------    ------        ---------   -------     ---------    ------    -------      ---------

        Total shareholders' equity  1,955.9      (9.5)         1,946.4      (3.7)      1,942.7     181.3      447.5        2,571.5
                                    -------    ------        ---------   -------     ---------    ------    -------      ---------

           Total liabilities and
             shareholders' equity $23,176.0    $   -         $23,176.0    $   -      $23,176.0    $907.6    $ 598.7      $24,682.3
                                  =========    ======        =========    ======     =========    ======    =======      =========

 The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                       37


                            CONSECO AND SUBSIDIARIES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

PRO FORMA ADJUSTMENTS

     TRANSACTIONS RELATING TO THE TOPrS OFFERING

     On November 19, 1996, a subsidiary trust of Conseco issued TOPrS having an aggregate liquidation amount of $275 million and a distribution rate of 9.16 percent. The subsidiary used the proceeds from the sale of such securities to purchase subordinated deferrable interest debentures of Conseco in an aggregate principal amount equivalent to the aggregate liquidation amount of the TOPrS that were issued. The subordinated deferrable interest debentures bear interest at a rate of 9.16 percent. Conseco used the proceeds from the sale of the subordinated deferrable interest debentures to reduce its notes payable.

    (1) Interest expense is reduced to reflect the repayment of $265.5 million aggregate principal amount of Conseco's notes payable.

     (2) The pro forma adjustment is tax affected, based on Conseco's effective tax rate of 35 percent.

     (3) Minority interest is adjusted to reflect the distribution (net of the related tax benefit) on the TOPrS.

     (4) Notes payable are reduced to reflect the repayment of $265.5 million aggregate principal amount of Conseco's notes payable using the net proceeds from the TOPrS Offering.

     (5) The Company's minority interest in consolidated subsidiaries is increased by the aggregate liquidation amount of the TOPrS. Issuance and other transaction costs related to the TOPrS Offering are charged to paid-in capital.

     TRANSACTIONS RELATING TO THE TruPS OFFERING

     On November 27, 1996, another subsidiary trust of Conseco issued TruPS having an aggregate liquidation amount of $325 million and a distribution rate of 8.70 percent. The subsidiary used the proceeds from the sale of such securities to purchase Conseco subordinated deferrable interest debentures with an aggregate principal amount equivalent to the aggregate liquidation amount of the TruPS that were issued. The subordinated deferrable interest debentures of Conseco bear interest at a rate of 8.70 percent. Conseco used the proceeds from the sale of the subordinated deferrable interest debentures to reduce its notes payable.

     (6) Interest expense is reduced to reflect the repayment of $321.3 million aggregate principal amount of Conseco's notes payable.

     (7) The pro forma adjustment is tax affected, based on Conseco's effective tax rate of 35 percent.

     (8) Minority interest is adjusted to reflect the distribution (net of the related tax benefit) on the TruPS.

     (9) Notes payable are reduced to reflect the repayment of $321.3 million aggregate principal amount of Conseco's notes payable using the net proceeds from the TruPS Offering.

     (10) The Company's minority interest in consolidated subsidiaries is increased by the aggregate liquidation amount of the TruPS. Issuance and other transaction costs related to the TruPS Offering are charged to paid-in capital.

                            CONSECO AND SUBSIDIARIES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

     Transactions relating to the ATC Merger

     The ATC Merger, completed on December 17, 1996, is accounted for under the purchase method of accounting. Under this method, the total cost to acquire ATC is allocated to the assets and liabilities acquired based on their fair values as of the date of the ATC Merger, with any excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as goodwill. The ATC Merger did not qualify to be accounted for under the pooling of interests method in accordance with APB No. 16 because an affiliate of ATC sold a portion of the Conseco common stock it received in the ATC Merger shortly after the consummation of the ATC Merger. In the ATC Merger, each outstanding share of ATC common stock was exchanged for
 .5836 of a share of Conseco's common stock. Conseco issued approximately 10.4 million shares of Conseco common stock or common stock equivalents with a value of $628.8 million to acquire ATC's common stock. In addition, Conseco assumed
the  ATC  convertible  subordinated  debentures,   which  are  convertible  into
approximately 4.0 million shares of Conseco common stock with a value of $238.6 million. In addition, Conseco accrued estimated costs related to the ATC Merger (including contract termination, relocation, legal, accounting and other costs) of approximately $30.4 million.

The cost to acquire ATC is allocated as follows (dollars in millions):

Book value of assets acquired based on the assumed date of the
     ATC Merger (September 30, 1996) ...................................................    $181.3
Convertible subordinated debentures assumed by Conseco at the
     assumed date of the ATC Merger.....................................................     102.9

Increase (decrease) in ATC's net asset value to reflect estimated fair value and asset reclassifications at the assumed date of the ATC Merger:
        Cost of policies purchased (related to the ATC Merger)..........................     268.8
        Cost of policies produced and cost of policies purchased (historical)...........    (179.6)
        Goodwill (related to the ATC Merger)............................................     562.8
        Income taxes....................................................................     (27.1)
        Other liabilities...............................................................     (11.3)
                                                                                            ------

             Total estimated fair value adjustments.....................................     613.6
                                                                                           -------

     Total cost to acquire ATC..........................................................    $897.8
                                                                                            ======

     Adjustments to the pro forma consolidated statement of operations to give effect to the ATC Merger as of January 1, 1995, are summarized below.

     (11) Net investment income and net realized gains of ATC are adjusted to include the effect of adjustments to restate the amortized cost basis of fixed maturity securities to their estimated fair value.

     (12) Interest expense is increased to reflect the increase in borrowings under Conseco's bank credit facilities used to complete the ATC Merger.

          A change in interest rates of .5 percent on the additional borrowings under Conseco's bank credit facilities used to complete the ATC Merger would result in: (1) an increase (or decrease) in pro forma interest expense of $.2 million and $.1 million for the year ended December 31, 1995, and the nine months ended September 30, 1996, respectively; and
          (2) a decrease (or increase) in pro forma net income of $.1 million and $.1 million for the same respective periods.

     (13) Interest expense is reduced to reflect the amortization of the liability established at the date of the ATC Merger representing the present value of the interest payable on ATC's convertible subordinated debentures to October 1, 1998 (the earliest call date), less the present value of the dividends that would be paid on Conseco's common stock that such debentures would be convertible into during the same period.
                                       39

                            CONSECO AND SUBSIDIARIES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

     (14) Amortization of the cost of policies produced and the cost of policies purchased prior to the ATC Merger is replaced with the amortization of the cost of policies purchased (amortized in relation to estimated premiums on the policies purchased with interest equal to the liability rate which averages 5.5 percent).

     (15) Amortization of goodwill acquired in the ATC Merger is recognized over a 40-year period on a straight-line basis.


     (16) Reflects the tax adjustment for the pro forma adjustments at the appropriate rate for the specific item.

     (17) Common shares outstanding are increased to reflect the Conseco shares issued in the ATC Merger. Fully diluted shares also include Conseco shares which will be issued when ATC's convertible subordinated debentures are converted.

     Adjustments to the pro forma consolidated balance sheet to give effect to the ATC Merger as of September 30, 1996, are summarized below.

     (18)  Cash is reduced for payments made to complete the ATC Merger.

     (19) Short-term investments and notes payable of Conseco are increased for additional borrowings by Conseco to complete the ATC Merger.

     (20) ATC's historical cost of policies purchased is eliminated and replaced with the cost of policies purchased recognized in the ATC Merger. Cost of policies purchased reflects the estimated fair value of ATC's business in force and represents the portion of the cost to acquire ATC that is allocated to the value of the right to receive future cash flows from the acquired policies.

           The 18 percent discount rate used to determine such value is the rate of return required by Conseco to invest in the business being acquired. In determining such rate of return, the following factors are considered:

           - The magnitude of the risks associated with each of the actuarial assumptions used in determining the expected cash flows.

           -    Cost of capital available to fund the acquisition.

           - The perceived likelihood of changes in insurance regulations and tax laws.

           -    Complexity of the acquired company.

           - Prices paid (i.e., discount rates used in determining valuations) on similar blocks of business sold recently.

           The value allocated to the cost of policies purchased is based on a preliminary valuation; accordingly, this allocation may be adjusted upon final determination of such value. Expected gross amortization of such value using current assumptions and accretion of interest based on an interest rate equal to the liability rate (such rate averages 5.5 percent) for each of the years in the five-year period ending September 30, 2001, are as follows (dollars in millions):

                 Year ending                 Beginning          Gross           Accretion           Net             Ending
                September 30,                 balance       amortization       of interest     amortization         balance
                -------------                 -------       ------------       -----------     -------------        -------
                    1997                      $268.8            $35.4             $14.2           $21.2             $247.6
                    1998                       247.6             32.3              12.9            19.4              228.2
                    1999                       228.2             29.6              12.0            17.6              210.6
                    2000                       210.6             27.3              10.9            16.4              194.2
                    2001                       194.2             25.2              10.1            15.1              179.1

     (21) ATC's cost of policies produced is eliminated since such amounts are reflected in the determination of the cost of policies purchased.

                            CONSECO AND SUBSIDIARIES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

     (22) All of the applicable pro forma balance sheet adjustments are tax affected at the appropriate rate. Deferred tax liabilities of ATC are netted against deferred tax assets of Conseco.

     (23)  Goodwill acquired in the ATC Merger is recognized.

     (24) Notes payable are increased to reflect the fair value of ATC's convertible subordinated debentures at the date of the ATC Merger. Such fair value represents the value of the Conseco common stock which ATC's convertible subordinated debentures will be convertible into after the ATC Merger. It is assumed that the holders of such debentures do not convert into Conseco common stock at the time of the ATC Merger.

           In addition, a liability is established representing the present value of the interest payable on such debentures to October 1, 1998 (the earliest call date), less the present value of the dividends that would be paid on the Conseco common stock that such debentures would be convertible into during the same period.

     (25) The prior shareholders' equity of ATC is eliminated in conjunction with the ATC Merger. Common stock and additional paid-in capital is increased by the value of the Conseco common stock issued in the ATC Merger.

                         CONSECO, INC. AND SUBSIDIARIES
                              _________________



ITEM 7(c).     EXHIBITS.

               (c) Exhibits

                   2.6 Agreement and Plan of Merger dated as of August 25, 1996, by and between Conseco, Inc. and American Travellers Corporation*

                  4.17 Credit Agreement dated November 22, 1996 among Conseco, Inc. as Borrower; the several banks listed on the signature pages thereto; the managing agents listed on the signature page thereto; Bank of America National Trust and Savings Association, as Syndication Agent for the Banks; First Union National Bank of North Carolina, as Documentation Agent for the Banks; and NationsBank, N.A. (South), as Administrative Agent for the Banks.


                   *       Previously filed with Form 8-K dated August 25, 1996.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date: December 19, 1996


                                  CONSECO, INC.



                                         By:     /s/ ROLLIN M. DICK
                                                 -----------------------------

                                                  Rollin M. Dick
                                                  Executive Vice President
                                                    and Chief Financial Officer